Exhibit 99.1

  GLYCOGENESYS AND ELAN ANNOUNCE GCS-100 SHOWS EARLY SIGNS OF CLINICAL ACTIVITY
                      IN PHASE IIA PANCREATIC CANCER TRIAL

                             GCS-100 WELL TOLERATED

BOSTON, October 30, 2002 (BUSINESS WIRE) -- GlycoGenesys, Inc. (NASDAQ:GLGS), a biotechnology company focused on carbohydrate-based drug development and Elan Corporation, plc (NYSE:ELN), today announced the Phase II(a) clinical trial results from their oncology joint venture. The Phase II(a) clinical trial evaluated patients with refractory or relapsed pancreatic adenocarcinoma (cancer) treated with GCS-100, an experimental cancer drug candidate, at a dose of 20 mg/m2, twice weekly. The clinical trial enrolled 20 patients in an open-label, single-arm program designed to obtain additional data regarding the agent's safety and clinical activity at the 20mg/m2 dose level. As is customary in such clinical trials, patients were taken off GCS-100 if their disease progressed as determined by tumor lesion measurements.

The clinical trial protocol utilized World Health Organization ("WHO") criteria for measuring tumor lesion progression. In February 2000, an updated standard for measuring tumor progression known as "Response Evaluation Criteria In Solid Tumors", or RECIST, was published in The Journal of The National Cancer Institute, 2000 Feb 2;92(3):179-81. Thus, trial results were evaluated using both the WHO and the RECIST tumor progression measurement standards. All 20 patients enrolled in the clinical trial, prior to being treated with GCS-100, had failed (stopped responding to) or were refractory (non-responsive) to either gemcitabine or other standard treatments or both.

Results from this Phase II(a) trial are as follows. Seven of twenty patients, or 35%, experienced stable disease for periods ranging from 0.63 to 13.6 months when applying RECIST. Two of these seven patients experienced periods of tumor shrinkage of 6% and 45%, respectively. Three of twenty patients, or 15%, achieved stable disease for periods ranging from 3 to 13.6 months when applying WHO criteria. Thirteen patients did not experience stable disease or tumor shrinkage according to either criteria. GCS-100 was well tolerated with no dose limiting toxicities or serious adverse events attributed to GCS-100 observed.


"GCS-100 was well tolerated and there were early signs of clinical activity in one of the two patients treated at our clinic," stated Dr. Corliss Newman of the University of Rochester Medical Center. She added, "I await further findings of expanded clinical trials in the future aimed at determining a safe and efficacious dose of GCS-100."


"We continue to be encouraged by the tolerability and early signs of clinical activity of GCS-100, especially in a particularly difficult indication of oncology like pancreatic cancer, " stated Bradley J. Carver, President and CEO of GlycoGenesys, Inc. He continued, "We will conduct additional clinical trials in 2003.These studies are intended to evaluate the safety of GCS-100 at higher dose levels and assess the most active dose of GCS-100."


Advancement of GCS-100, one of the first of a novel new class of carbohydrate-based therapeutics in clinical development for the treatment of cancer, is continuing with a dose escalation study up to 80 mg/m2 (using RECIST) at Sharp Clinical Oncology Research in San Diego, California. GCS-100 is being developed in a joint venture in the field of oncology with Elan Corporation, plc.


PANCREATIC CANCER


The American Cancer Society estimates that 30,300 (14,700 men and 15,600 women) will be diagnosed with cancer of the pancreas during 2002. An estimated 29,700 Americans (14,500 men and 15,200 women) will die of pancreatic cancer in 2002, making it the fourth leading cause of cancer death in men and women in the United States. Depending on the stage, pancreatic cancer may be treated with surgery, radiation, or chemotherapy. However, only approximately 10% of all cases of pancreatic cancer appear contained within the pancreas at the time of diagnosis. According to the largest study of pancreatic cancer patients undertaken, published in Cancer March 15, 1999 / Volume 85 / Number 6, the

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median time to disease progression of pancreatic cancer patients treated with gemcitabine, the approved agent used in the majority of metastatic pancreatic cancer cases, was 2.7 months. The median survival of these patients was 4.8 months and the twelve-month survival was 15%. Cancer of the pancreas is minimally controlled with current treatments.


GLYCOGENESYS, INC.


GlycoGenesys is a biopharmaceutical company that develops and licenses products based on glycobiology. The Company's human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. In February 2002, the Company initiated a Phase I dose escalation trial of GCS-100 up to 80 mg/m2 at Sharp Clinical Oncology Research in San Diego, California. In the area of agriculture, GlycoGenesys continues to seek strategic alternatives for Elexa-4(R) Plant Defense Booster. Further information is available on GlycoGenesys' web site: www.glycogenesys.com


SAFE HARBOR STATEMENT


Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.





CONTACT: GlycoGenesys, Inc.
Senior Vice President and CFO
John W. Burns, 617/422-0674
or
GlycoGenesys, Inc.
VP of Business Development
Rick Pierce, 617/422-0674
www.glycogenesys.com